Exhibit 16.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated April 17, 2023, with respect to the consolidated financial statements of JanOne, Inc. as of and for the year ended December 31, 2022, which are incorporated by reference in the Prospectus Supplement previously filed of JanOne, Inc. on August 22, 2023. Our report contained an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

/s/ Frazier & Deeter, LLC

Tampa, Florida
September 20, 2023